Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-110560 of Discover Card Master Trust I on Form S-3/A of our reports dated February 24, 2006, relating to Management’s Report on Internal Control and Compliance with Minimum Servicing Standards, appearing in the Annual Report on Form 10-K of Discover Card Master Trust I for the year ended November 30, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 24, 2006